As filed with the Securities and Exchange Commission on
                           May 14, 1997
                             SEC Registration No._________________
                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C. 20549

                              FORM S-8
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      COMTEC INTERNATIONAL, INC.
         (Exact name of registrant as specified in its charter)

New Mexico                                   75-2456757
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)               Identification No.)

               10855 E . Bethany Drive, Aurora, CO 80014
          (Address of Principal Executive Offices) (Zip Code)

 Employment Contract with Clifford S. Perlman dated May 10, 1995 Employment Agreement with Donald G. Mack dated December 25, 1995
   Employment Agreement with Mitchell B. Chi dated June 14, 1996 Consulting Agreement with Gordon E. Beckstead Associates, Inc.
                     dated October 4, 1996
Consulting Agreement with Dihle & Co., P.C., dated February 1, 1997
 Consulting Agreement with Donald O. Smith, dated October 1, 1996
  Consulting Agreement with The Novum Consulting Group, LLC dated
                         July 23, 1996
                    (Full title of the plan)

                    Donald G. Mack, President
                    ComTec International, Inc.
                      10855 E Bethany Drive
                      Aurora, Colorado 80014
             (Name and address of agent for service.)

                         (303) 743-7983
   (Telephone number, including area code, of agent for service)

                           COPIES TO:
                       Dihle & Co. , P.C.
              1720 South Bellaire Street Suite 108
                    Denver, Colorado 80222
                     Phone  (303) 753-4520
                      Fax  (303) 753-4567
Exhibit index on consecutive page 15     Consecutive page 1 of 26

------------------------------------------------------------------



                       CALCULATION OF REGISTRATION FEE
Title of securities  Amount to be Proposed           Propoxed         Amount of
to be registered     registered   maximum offering-  maximum          registration fee
                                  price per unit     aggregate offer-
                                                     ing price
-------------------  ------------ -----------------  ---------------- ----------------
Common stock           2,919,205  $.014              $408,689         $123
--------------------------------------------------------------------------------------
common stock,
$.001 par value,
under Consulting
and Employment
Agreements
--------------------------------------------------------------------------------------


(1)  Calculated based on Rule 457 (h).  Average of the closing bid ($.125) and asked prices ($.15625) as of May 8th, 1997.

                                                                2

                         PROSPECTUS
                 COMTEC INTERNATIONAL, INC.
                .001 Par Value Common Stock

             2,919,205 SHARES OFFERED FOR RESALE

This Prospectus covers 2,919,205 shares of common stock owned by certain shareholders. ComTec International, Inc., a New Mexico corporation (the "Company") will not receive any proceeds from the sale of these shares. The holders of these shares intend to sell their shares directly, through agents, dealers, or underwriters, in the public market, or otherwise, on terms and conditions determined at the time of sale by such holders or as a result of private negotiation between buyer and seller. Expenses of any such sale will be born by the parties as they may agree. See "Selling Security Holders."


THESE SECURITIES ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY
ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT.  SEE
"RISK FACTORS" AND "DILUTION."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus is May 12, 1997

                      AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registrations Statement on Form S-8 under the Securities Ace of 1933 as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Commission.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549; 500 W Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding the Company ,which files electronically with the Commission. The address of this Web site is "http://www.sec.gov."

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE IN WHICH AN OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Statements and descriptions herein concerning agreements or other documents filed as exhibits to the registration statement filed in connection with this Prospectus are necessarily summaries of such documents and are qualified in their entirety by reference to the completed text of the applicable document filed with the Commission, which text is incorporated in this Prospectus by references to such agreements or documents.

                        TABLE OF CONTENTS
                                                             Page
INCORPORATION OF CERTAIN INFORMATION
BY REFERENCE..................................................  3

RISK FACTORS..................................................  4

SELLING SECURITY HOLDERS...................................... 10

PLAN OF DISTRIBUTION.......................................... 11

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES................ 11


              INCORPORATION OF CERTAIN INFORMATION
                         BY REFERENCE

There are incorporated in this Prospectus by reference the following documents which have been filed with the Commission:

     (a) Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, filed pursuant to Section 13(a) of the Exchange Act; and

     (b) Company's quarterly reports on Form 10-QSB for the fiscal quarters ended September 30, 1996 and December 31, 1996; Company's Current Report on Form 8-K dated August 14, 1996, September 12, 1996, and May 12, 1997 and all other reports, if any, filed by the Company pursuant to Section 13(a) of the Exchange Act since the end of the fiscal year ended June 30, 1996.

     (c) The description of Company's Class A common stock contained in the Registration Statement on Form 8-A declared effective by the Commission on July 8, 1984 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13
(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Documents incorporated by reference herein may be obtained, without charge, upon written or oral request to:

                     ComTec International, Inc.
                       10855 E Bethany Drive
                       Aurora, Colorado 80014
                           (303) 743-7983
                   Attention: Corporate Secretary

                            RISK FACTORS

The purchase of the shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following factors, among others set forth in this Prospectus, before making a decision to purchase the shares.

Risk Factors Relating to the Company

Limited Capitalization and Lack of Working Capital. The Company has limited capitalization and is dependent upon the proceeds of private and public offering to continue as a going concern, implement its business plan , and in completing its targeted acquisitions. As of June 30, 1996, the audited results of the Company indicated assets of $2,377,075 and negative working capital of $1,300,149. Subsequent to fiscal year end June 30, 1996, and by December 31, 1996, the Company's assets have increased to $4,197,126 and its working capital increased to a negative $1,654,821. Included in the June 30, 1996 financial statements and recorded as an offset to stockholders' equity is a media advertising contract in the amount of $1,950,000 of which $1,300,00 has been prepaid by the Company.

Although the Company will endeavor to finance its working capital needs through additional debt or equity financing, there is no assurance that this financing can be obtained on terms acceptable to the Company. In addition, any debt financing may require the Company to mortgage, pledge, or hypothecate its assets. Furthermore, as of June 30, 1996, the Company was in default covering certain notes payable to related parties and short-term notes and there is no guarantee that even if the future debt or equity financing is secured future defaults can or will be cured. As of June 30, 1996, $65,835 of related party notes payable, $170,347 of short-term notes and $620,000 of long term debt was in default and remains in default as of the date of this Prospectus.

All during 1996 and to the date of this Prospectus, the Company has had and continues to have a substantial need for working capital to cure prior loan defaults, close various acquisitions, and for normal operating expenses associated with the Company continuing as a going concern. The Company is currently in discussions with one or more companies for a private and/or public debt and equity financing package(s).

New Business Venture. Although management of the Company has had extensive experience in the communications industry, the Company itself has recently been restructured and has only a limited history of operations. The Company has not yet recorded any significant revenues from operations. The Company has not yet realized any operating profits and does not anticipate any operating profits for six to twelve months, predominately as a result of the significant acquisition costs, construction build out costs of SMR, and the cost of switching and satellite uplinking communications equipment. It can be expected that future operating results will continue to be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise, many of which the Company has no control. There can be no assurance, therefore, that the Company will be able to achieve or sustain profitability in future periods. Even if the Company's operations eventually prove to be marginally profitable, the value of the Company's common stock, and the potential return to investors, could be substantially diminished. Consequently, an investment in the Company is highly speculative and no assurance can be given that purchasers of the shares of common stock offered hereby will realize any return on their investment or that purchasers will not lose their entire investment. The Company was restructured on May 10, 1995 as a result of an acquisition of all of the assets of Keystone holding Corp. And therefore has very limited operating history and revenues. Activities to date have been limited to: (1) in the Company's major endeavor, acquisition agreements to acquire an interest in over 4,700 SMR channels and related technology; and formation of a Colorado Corporation, American Wireless Network, Inc. on December 3rd, 1996, now a wholly owned subsidiary, to facilitate the SMR channel operational and build out functions; (2) organizational efforts; (3) obtaining initial and construction financing; recent lateral ventures including (4) formation of TTI Communications, Inc., a Colorado Corporation, on February 11th 1997 as an 80% subsidiary of the Company; and (5) the formation of International Media Group, Inc. on March 20, 1997 as a wholly owned subsidiary. TTI Communications, Inc. is engaged in reselling long distance telephone time via wholesale distribution of prepaid phone cards to convenience stores for retail distribution. International Media Group, Inc. was organized to market the rental of portable indoor/outdoor giant LED video screens to advertisers. The Company must be considered in its early phase of development, embarking upon a new venture. Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the limited operating history and intense competition present in the telecommunications industry. The likelihood of success of the Company must be considered in light of such problems, expenses, and delays frequently encountered in connection with the operation of a new business and the competitive environment in which the Company will be operating.

General Risks of Business; No Independent Marketing Studies. The Company has formulated its business plans and strategies based on certain assumptions of the Company's management regarding the size of the market for wireless communications services (with the Company plans to offering certain key markets within the United States), the Company's anticipated share of the market, and the estimated prices for and acceptance of the Company's services. Although these assumptions are based on the best estimates of management, there can be no assurance that these assessments will prove to be correct. No independent marketing studies have been conducted on behalf of or otherwise obtained by the Company, nor are any such studies planned.

Dependence on Key Personnel. The Company's success depends to a significant extent upon the continued service, efforts, and expertise of its senior management, Messrs. Perlman, Mack and Moscariello. The Company depends heavily upon the skill and contacts of Mr. Mack in acquiring operating companies and related technologies, SMR channels, and SMR operators, along with his ability to evaluate, acquire, and maintain Company assets. The Company also depends heavily upon the skills of Mr. Moscariello in the administration of the Company's business combined with his knowledge and expertise in handling all sales and marketing efforts, project cost analysis, and coordination and comparison of pricing to industry competitors. A loss of the services of any of these individuals could adversely affect the conduct of the Company's business. In such event, the Company would be required to obtain other personnel to manage and operate the Company, and there can be no assurance that the Company would be able to employ a suitable replacement for any such individuals, or that a replacement could be hired on terms which are favorable to the Company. The Company currently maintains no key man insurance on the lives of any of its officers or directors.

Intense Competition. There are numerous nationally and internationally-known corporations and entities which are engaged in the type of business proposed to be engaged in by the Company. Competition for asset acquisitions, management, and customer base in the telecommunications and wireless communications industries is intense. Most of these competitors have a substantially greater financial and personnel resources than the Company. Accordingly, the Company will be at a competitive disadvantage vis-a-vis its competitors.

Lack of Dividends. The Company has paid no dividends on its common stock to date, and there are no plans to pay any in the foreseeable future. Initial earnings which the Company may realize, if any,
will be retained to finance growth of the Company.   Any future
dividends, of which there can be no assurance, will be directly dependent upon the earnings of the Company, its financial requirements, and other factors.

Possible Rule 144 Sales and Market Overhang. A majority of the Company's presently outstanding shares of common stock are "restricted securities" within the meaning of the Securities Act and may hereafter be sold in compliance with Rule 144 promulgated thereunder. Rule 144 provides, among other things, and subject to certain limitations, that a person holding restricted securities for period of two years (one year under pending regulations) may sell, every three months, those securities in brokerage transactions in am amount equal to 1% of the Company's outstanding common stock or the average weekly trading volume during the four weeks preceding the sale, whichever amount is greater. Possible sales of the Company's common stock pursuant to Rule 144 may, in the future, have a depressive effect on the price of the Company's common stock, should a market develop.

Recent Increase in Authorized Shares. The following amendment to the Articles of Incorporation was adopted by the Shareholders of the corporation on March 28, 1997 in the manner prescribed by the New Mexico Business Corporation Act:

     V. Article 5(A) of the articles of incorporation is hereby amended to read in its entirety as follows:

     A)    Authorized Shares:   The aggregate number of shares
which the corporation shall have authority to issue is 110,000,000 shares. One Hundred Million (100,000,000) shares shall be designated "Common Stock", and shall have a par value of $.001.
Ten Million (10,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may from time to time, determine.

The recent increase (a 100% increase in both authorized common and authorized preferred stock) in authorized common and preferred shares creates potential for substantial future dilution of existing shareholder positions through future issuance of common stock by the Company which could decrease the book value and market price of the Company's common stock.

Recent Shareholder Authorization for Recapitalization. On March 28, 1997 the Shareholders of the Company approved a proposal to give the Company's Board of Directors authority to institute a reverse stock split of from 3 for 1 to 100 for 1 at the discretion of the Board of Directors until December 31, 1997. Such a reverse stock split, if instituted, could adversely effect the market value of the shares since the market price of the shares may not proportionately follow the ratio of any potential reverse stock split. A future reverse stock split also creates potential for substantial future dilution of existing shareholder positions since a reverse stock split would in effect increase available shares for future issuance of common stock by the Company which could decrease the book value and market price of the Company's common stock.

Preferred Stock Authorized and Issued. The recently amended Articles of Incorporation of the Company pursuant to a shareholder vote held March 28, 1997, authorize the issuance of a maximum of 10,000,000 shares of Preferred Stock of which 1,000,000 shares have been designated any the Company's Board of Directors as Series A $1.00 Stated Value Convertible Preferred, non-voting shares, convertible at $10.00 per share; 1,500,000 shares have been designated as Series B $5.00 Stated Value Convertible Preferred, non-voting shares, convertible at the rate of one share of the Company's common stock for each share of Series B Preferred Stock; and 1,500,000 shares have been designated as Series C $10.00 Stated Value Convertible Preferred, non-voting shares, convertible at $10.00 per share. 420,000 Series A Preferred shares have been issued in connection with a purchase contract for certain real property by the Company and the potential exits that additional shares of Preferred Stock may be issued or designated at the option of the Company to acquire SMR properties, satisfy corporate obligations, finance growth , and further capitalize the Company, Other than general discussions and inquiries related to potential private funding, there is no current plan to issue any additional shares of Preferred Stock in the foreseeable future. The terms of a series of Preferred Stock could operate to the significant disadvantage of holders of outstanding common stock. Such terms can include, among others, preferences at to voting, dividends, and distributions on liquidation. Moreover, the issuance of Preferred Stock in certain circumstances could have the effect of delaying, deterring, or preventing a change in control of the Company.

Government Regulation. The telecommunications industry, SMR industry, and the wireless communications industry, and the wireless communications industry are currently subject to government regulations as specified by the Federal Communications
Commission ("FCC") and the Communications Act of 1934. The Company intends to comply with such regulations as required.

Risk Factors Relating to the Offering

Securities Offered by Selling Security Holders. The common stock being offered hereby are owned by the Selling Security Holders. The Company will not receive any proceeds from the sale of common stock by the Selling Security Holders.

Arbitrary Offering Price. The Selling Security Holders have determined the initial offering price of their shares. The offering price does not necessarily have any relationship to the value of the Company or its underlying assets, and should not be considered as an indication of the actual value of the Company's common stock.

Possible Volatility of Stock Prices; Penny Stock Rules. The over-the-counter markets for securities such as the Company's common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new service and product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's common stock. The Company's common stock is quoted on the OTC Bulletin Board. If the Company's common stock is not eligible to be included on NASDAQ for quotation, the common stock is subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is proved by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" is available, any broker engaging in a transaction in the Company's common stock is required to provide any with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of the Company's common stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that a number of brokers may be unwilling to engage in transactions in the Company's common stock because of the need to comply with the "penny stock" rules. Consequently, these rules may affect the ability of broker-dealers to sell the Company securities and also may affect the ability of purchasers of the shares offered hereby to sell their shares in the secondary market.

Risk Factors Relating to the Wireless Communications Industry

SMR Acquisition and Implementation Risks. The Company, in connection with the proposed transactions discussed herein, is seeking to acquire SMR assets in certain operating territories, and may in the future pursue acquisition and strategic partnership opportunities in these and other geographic markets. In light of such geographic expansion, the Company may continuously reevaluate its build out plans in order to ensure that it applies its resources in the areas of greatest potential. There can be no assurance that the Company will successfully consummate any of the proposed transactions, future acquisitions, or strategic alliances or that it will not readjust its priorities such that the build out of certain markets may be delayed. The successful implementation of the SMR systems will depend to a significant degree upon the Company's ability to lease or acquire sites for the location of its base station equipment. The site selection process will require the negotiation of lease or acquisition terms for numerous sites, and will likely require the Company to obtain zoning variances or other governmental or local regulatory approvals, and may require FCC and Federal Aviation Administration approvals, the grant of which are beyond the Company's control Delays in the site selection process as well as construction delays and other risk factors referred to in this section could adversely affect the timing of the implementation of the Company's SMR systems and SMR acquisitions.

Risks of Implementation of Digital Mobile Networks. A key component of the Company's business strategy is to implement Digital Mobile networks. The Company does not anticipate commencing a build out of a Digital Mobile network in the immediate future. Completion of the build out in such markets is no anticipated to occur for some time after the Company has obtained the necessary capital for both the proposed transactions and Digital equipment. There can be no assurance that the Company will be able to implement its Digital Mobile networks in any of such markets in accordance with its current implementation plans and financing requirements, or at all. The ability of the Company to implement Digital Mobile networks in the proposed operating territories on terms and on a schedule acceptable to the Company may depend upon further negotiations with certain SMR equipment vendors and other suppliers for the delivery of infrastructure equipment and services. If the Company is not able to implement its Digital Mobile networks, the Company will be unable to provide services competitive with those of other wireless service providers, which would significantly limit future subscriber growth. There are currently several SMR systems in commercial operation in the United States that utilize Digital technology for voice coding, compression, and transmission using Motorola's integrated Radio System technology, although to date, call quality has not generally been well received commercially. As a result, the extent of the potential demand for mobile communications and other services using the Company's Digital Mobile networks cannot be estimated with any degree of certainty. In addition, there can be no assurance that existing customers will be willing to invest in new subscriber equipment necessary to transfer to its Digital
Mobile systems.   The success of the Company's Digital Mobile
service could also be affected by matters beyond its control, such as the future cost of subscriber equipment, manufacturer delays, system technical or implementation difficulties, marketing and price strategies of competitors, general economic conditions, and changes in the regulatory environment as governed by the FCC and other governmental agencies.

Risks of Developing Technology. In implementing and operating its Digital Mobile networks, the Company expects to use a digital compression transmission system that employs a technology known as Frequency and Time Division Multiple Access ("F-TDMA") technology. F-TDMA allows the splitting and digital encoding of a single voice channel to carry a number of voice or data transmissions simultaneously over a channel that previously supported one conversation at a time. To a limited extent, the cellular industry has successfully utilized three-times Time Division Multiple Access ("TDMA"). Private Communications Network ("PCN") is an emerging technology designed to use up to four-times F-TDMA. PCN provides for a four-fold increase in capacity that can be implemented in four stages by employing a combination of TDMA and frequency splitting F-TDMA. Moreover, the new subscriber units to be used in connection with Digital Mobile networks are equipped with more features than existing mobile communication units that have not yet been used on a commercial basis. Complications associated with Digital Mobile technology and its integration into the Digital Mobile networks and new subscriber units may arise during implementation of the Company's own Digital Mobile networks. If technical difficulties do occur, the Company cannot predict the effect this may have on the implementation and operation of the Digital Mobile networks or on customers' perceptions of its services.

Changing Technologies. Cellular and SMR operators, including the Company, are currently evaluating or implementing new Digital Mobile technology. Although Digital Mobile technology is more expensive than analog technology, Digital Mobile technology will increase the capacity of existing analog channels and SMR systems and may have certain performance advantages (e.g., audio quality and security) over the analog technology currently used by the Company. If the Company's competitors in any market implement Digital Mobile technology, they may be able to offer better quality transmissions and have more customer capacity than the Company in that market at that time. While the Company intends to implement Digital Mobile technology in the future and as it deems necessary, there can be no assurance that this technology will be successfully implemented. In addition, there can be no assurance that the Company's existing customers will be willing to purchase new subscriber equipment necessary to utilize Digital Mobile technology even if implemented. The Company may also face competition from providers of technologies and services introduced in the future, such as personal communications services and satellite SMR systems.

Unascertainable Medical Risks. Recent news reports have speculated on possible medical risks associated with the use of hand-held cellular mobile telephones. The Company anticipates that initially a majority of the mobile radios leased and sold by the Company will not be hand-held, but will be installed in customers' vehicles and operate through an external antenna. To the Company's knowledge, mobile telephones installed in vehicles have not been associated with any health risks to users. Like may SMR operators, the Company also will sell and lease hand-held "push-to-talk" portable radios. Because of their "push-to-talk" or "simplex" configuration, these radios do not have constant power emissions like hand-held cellular telephones. Although it is not aware of any evidence of health risks related to installed radio equipment or simplex hand-held portable models, the Company recognizes that the perception that health risks exists may adversely affect the Company's ability to sell, rent, or service its hand-held portable models.

Regulation. The licensing, operation, and purchase of SMR systems are regulated by the FCC. The Company currently holds FCC licenses as a commercial mobile service provider carrier to use SMR radio channels and has entered into management agreements with respect to other SMR stations. Each of the Company's licenses is subject to renewal, and there can be no assurance that licenses will be renewed upon the expiration of their five-year term. Each license may also be revoked for cause. In addition, there can be no assurance that management arrangements, such as those by which the Company intends to operate a large part of its planned system, will continue to be consistent with FCC rules, regulations, and policies, or that the Company's management agreements will continue in force. Future changes in regulation or legislation affecting SMR service or the allocation by the FCC or Congress of additional spectrum for services that compete with SMR service could adversely affect the Company's business.

                    SELLING SECURITY HOLDERS

The shares of common stock are not being offered for the account of the Company, but rather on behalf of the following Selling Security
Holders:


                                     Number of                     Percentage of
                                     Shares of                     common stock
                                     common stock                  to be Owned
           Relationship to           Owned Prior to Number of      after Completion
Name       Company                   Offering       Shares Offered of Offering(1)(2)
---------- ------------------------- -------------- -------------- ------------------
Donald G.  President,                   2,630,380        657,940         3.8%(3)
Mack       CEO, CFO, Director
           and principal shareholder

Clifford   Chairman of                  2,953,571      1,482,122         2.8%
Perlman    Board of Directors

Dihle &    Consultant                      70,348         70,348           0%
Co., P.C.  (Legal)

Gordon E.  Consultant                     468,750        386,500           *%(4)
Beckstead  (Former)
and
Assoc-
iates, Inc.

Mitchell   Employee                        45,292         45,282           0%
B. Chi     (Former)

Donald O.  Consultant                     180,000        180,000           0%
Smith      (Engineer)

The Novum  Consultant                      97,000         97,003           0%
Consulting
Group, LLC

<F1>
(1)  Based on 51,886,490 shares outstanding as of April 29, 1997

<F2>
(2)  During any three month period, sales by Messrs. Mack, and Perlman individually shall not exceed the greater of (i) one percent (1%) of the outstanding shares of common stock or (ii) the average weekly reported volume of trading in the common stock reported through the OTC Bulletin Board during the four calendar weeks preceding the sale.

<F3>
(3)  Does not include 5,381,053 shares of stock owned by Mack Family Trust, Arthur
     Mack, Jr. Trustee, of which Donald G. Mack disclaims interest.

<F4>
(4)  Less than 1/2 of 1%


                   PLAN OF DISTRIBUTION

The Company is paying certain of the expenses of registering the shares of common stock under the Securities Act, estimated to be $5,000 in the aggregate, consisting of all costs incurred in connection with the preparation of the registration statement. In addition, the Selling Security Holders will pay or assume accounting expenses, brokerage commissions, or underwriting discounts incurred in the sale of their securities, which expenses, commissions, or discounts are not being paid or assumed by the Company.

The Selling Security Holders intend to sell their shares of common stock directly, through agents, dealers, or underwriters, in the over-the-counter market, or otherwise, on terms and conditions and at prices determined at the time of sale by the Selling Security Holders or as a result of private negotiations between buyer and seller. Expenses of any such sale will be borne by the parties as they may agree.


         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 53-11-4.1 of the New Mexico Business Corporation Act and
Article 7.05 of the Company's Bylaws permit the Company to indemnify any director, officer, former director or officer, and certain other persons against expenses in defense of a suit to which they are parties by reason of such office, unless they are adjudged in such suit negligent or guilty of misconduct in the performance of their duties. By the statute, indemnification is permitted so long as the officer or director acted in good faith, reasonably believed that his or her conduct was in the corporation's best interests or at least not opposed to the corporation's best interest, and had no reasonable cause to believe that his or her conduct was unlawful. Indemnification is not permitted by statute in connection with a proceeding charging that the officer or director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the officer or director was adjudged liable on the basis that he or she derived an improper personal benefit.

Insofar, as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PART II
          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents in the by Reference.

     The following documents are incorporated by reference in this registration statement:
     (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended; and

     (b) Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 1996 and December 31, 1996, Registrant's Current Reports on Form 8-K dated August 25, 1995, December 15, 1995, August 14, 1996,
          September 12, 1996; and May 12, 1997 and all other reports, if any, filed by the Registrant pursuant to
          Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended June 30, 1996.

     (c) The description of Registrant's Class A common stock contained in the Registration Statement on Form 8-A declared effective by the Commission on July 8, 1984 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c),14, and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

New Mexico corporate law and Article 7.05 of the Registrant's Bylaws permit the Registrant to indemnify any director, officer, former director or officer, and certain other persons against expenses in defense of a suit to which they are parties by reason of such office, unless they are adjudged in such suit negligent or guilty of misconduct in the performance of their duties.

Item 7.  Exemption from Registration Claimed.

The Company issued a total of 2,919,205 shares of common stock in lieu of cash compensation to certain of its consultants, executive employees, officers and directors. With respect to the issuance of these shares, the Company relied on the provisions of Section 4(2) of the Securities Act of 1933, as amended, in that such transactions did not involve any public offering and the consultants, executive employees, officers and directors had sufficient information about the Company.

Item 8.  Exhibits.

Exhibit                                               Consecutive
Number    Exhibit                                     Page Number
-------   ------------------------------------------  -----------

 4.1     Articles of Incorporation, as amended (filed
         as an exhibit to the Registrant's Registration
         Statement on Form S-1, No. 82-88530, dated
         December 20, 1983, and incorporated herein by
         reference) together with new Amendment to
         Articles dated April 14, 1997 included herewith     18

 4.2     Bylaws (filed as an exhibit to the Registrant's
         Registration Statement on Form S-1, No. 82-88530, dated December 20, 1983, and incorporated herein by reference)

 4.3     Employment Contract by and between Nattem USA,
         Inc. And Clifford S Perlman dated May 10, 1995
         (filed as an exhibit to the Registrant's Annual
         Report on Form 10-KSB for the fiscal year ended
         June 30, 1995, and incorporated herein by reference)

 4.4     Employment Agreement with Donald G. Mack dated
         December 25, 1995 (filed as an exhibit to the Registrant's Annual Report of Form 10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference)

 4.5     Consulting Agreement with Gordon Beckstead and
         Associates, Inc. dated October 4, 1996 (filed with Form S-8 registration number 333-13493 on October 4th 1996 and incorporated herein by reference)

 4.6     Consulting Agreement with Dihle & Co., P.C.
         dated February 1, 1997.                             20

 4.7     Consulting Agreement with Donald O. Smith
         dated October 1st, 1996                             21

 4.8 Employment Agreement with Mitchell B. Chi dated June 14, 1996 (filed as an exhibit to the Registrant's Annual Report of Form 10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference)

 4.9     Consulting Agreement with The Novum
         Consultling Group, LLC, dated July 23, 1996         22

 5.1     Opinion Regarding Legality                          26

23.1     Consent of Legal Counsel
         (included with Exhibit 5.1)


Item 9   Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section
                 10(a)(3) of the Securities Act of 1933;
          (ii)   To reflect in the prospectus any facts or events
                 arising after the effective date of the
                 registration statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to section 13 or section
15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, on May 9, 1997.

                                   COMTEC INTERNATIONAL, INC.


                                   By:  s/Donald G. Mack
                                      Donald G. Mack, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and dates indicated.

                         Chairman of the Board
                             of Directors
s/Clifford S. Perlman                             May 12, 1997
Clifford S. Perlman                               Date

                       President, Chief Executive
                    Officer, Acting Chief Financial
                        Officer, and Director
s/Donald G. Mack                                  May 12, 1997
Donald G. Mack                                    Date


                            Director and
s/Clifford S. Perlman         Secretary            May 12, 1997
Clifford S. Perlman                                Date

Exhibit 4.1                 Form S-8 - ComTec International, Inc.



                       Articles of Amendment
                              To The
                     Articles of Incorporation


Pursuant to the provisions of Section 53-13-4 of , NMSA 1978, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE:  The Corporate name and NMSCC# of the corporation are:

ComTec International, Inc.                        NMSCC#  1180645


ARTICLE TWO: The following amendment to the Articles of Incorporation was adopted by the Shareholders of the corporation on March 28, 1997 in the manner prescribed by the New Mexico Business Corporation Act:

V. Article 5(A) of the articles of incorporation is hereby amended to read in its entirety as follows:

(A)    Authorized Shares:   The aggregate number of shares which
the corporation shall have authority to issue is 110,000,000 shares. One Hundred Million (100,000,000) shares shall be designated "Common Stock", and shall have a par value of $.001.
Ten Million (10,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may from time to time, determine.


ARTICLE THREE: The number of shares of the corporation outstanding at the time of such adoption was 49,932,947 common shares and the number of shares entitled to vote thereon was 49,932,947.


ARTICLE FOUR: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

          CLASS               NUMBER OF SHARES

          Common              49,932,947


ARTICLE FIVE: The number of shares voting for such amendment was 26,976,452 and the number of shares voting against such amendment was 1,347,346.

ARTICLE SIX: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was:

          CLASS                                NUMBER OF SHARES

          Common                                FOR       AGAINST

          Article V - increase in common
                      and preferred shares   26,976,452   1,347,346


ARTICLE SEVEN: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be affected, is as follows:

Not Applicable


DATED:  April _14_ 1997.


                         ComTec International, Inc.
                              (CORPORATE NAME)

                              s/s Donald G. Mack
                         BY: _______________________
                              Donald G. Mack, Its President

                              s/s Thomas Moscariello
                         AND: ______________________
                              Thomas Moscariello, Its Secretary


Under penalty of perjury, the undersigned declares that the foregoing document executed by the corporation and that the statements contained therein are true and correct to the best of my knowledge:

                                        s/s Donald G. Mack
                              ATTEST: ____________________________
                                   Donald G. Mack, Its President

Exhibit 4.6                 Form S-8 - ComTec International, Inc.


                    Consulting Services Agreement

This agreement for services made this 1st day of February 1997 by and between ComTec International, Inc., ("ComTec") a New Mexico
Corporation and Dihle & Co. P.C., (Dihle) a Colorado Professional
Corporation.

Section I

For the consideration described in Section II, Dihle agrees to be available for consultation and to provide such legal, business advisory and accounting services to ComTec as may be reasonably requested by the officers and board of directors of ComTec, such services to include general counsel duties, assistance with corporate matters and assistance with regulatory matters.

Section II

Dihle shall receive monthly compensation payable on the last business day of each month included in this contract as follows:

     (1)  Cash payment of $2500.00

     (2) Shares of common stock of ComTec based on the following formula: $2500 divided by 80% of the closing bid price of ComTec common stock on the last business date of each month included in the this contract. Said shares shall be timely issued and registered by ComTec under S-8 or other registration procedures so as to make the shares eligible for sale in the public market as soon as practicable after issuance.

     (3) Reimbursement when billed by Dihle to ComTec of all out of pocket costs for travel, fees and other expenses advanced on behalf of ComTec or subsidiaries thereof by Dihle.

This agreement shall be effective for the period of February 1997 through April 1997 and may be continued thereafter, modified or terminated by mutual agreement of ComTec and Dihle.

Section III

The agreement shall not restrict the activities of Dihle in representation of other clients. Dihle will be available as necessary to provide services to ComTec but will devote substantial time to services unrelated to ComTec matters.

Dated and effective the first day written above.


ComTec International, Inc.               Dihle & Co. P.C.

     s/s Donald G. Mack                    s/s Gordon Dihle
By: __________________                    By: ________________
Donald G. Mack, President                 Gordon Dihle, President

Exhibit 4.7                 Form S-8 - ComTec International, Inc.


                         Services Agreement

This agreement for services effective as of the 1st day of October 1996 through the 31st day of March 1997 by and between ComTec International, Inc., ("ComTec") a New Mexico Corporation and Donald
O. Smith, (Smith) an individual, social security number ###-##-#### memorializes and formalizes the agreement for services and related compensation between the parties hereto.

Section I

For the consideration in cash and/or common stock of ComTec described in Section II, Smith agrees to be available for consultation and services to ComTec and to provide such business advisory and engineering services to ComTec as may be reasonably requested by the officers and board of directors of ComTec.

Section II

Compensation consisting of initial stock bonus of 72,000 shares, monthly stock bonus of 8,000 shares and cash and/or stock compensation equivalent to $9,000 per month to be paid to Smith as follows:

October 1st 1996 Stock Bonus 72,000 shares ComTec Common Stock October 1996 Stock Payment 8,000 shares ComTec Common Stock
November Stock Payment          8,000 shares ComTec Common Stock
December Stock Payment          8,000 shares ComTec Common Stock
January 1997 Stock Payment 8,000 shares ComTec Common Stock Stock in Lieu of January
  Cash Compensation            20,000 shares ComTec Common Stock
($4,000 converted cash
compensation)
February Stock Payment          8,000 shares ComTec Common Stock
Stock in Lieu of February
  Cash Compensation            20,000 shares ComTec Common Stock
($4,000 converted cash
compensation)
March Stock Payment             8,000 shares ComTec Common Stock
Stock in Lieu of March
  Cash Compensation            20,000 shares ComTec Common Stock
($4,000 converted cash
compensation)

TOTAL SHARES TO BE ISSUED:    180,000 Shares .001 Par Value Common Stock

     Said shares shall be timely issued and registered by ComTec under S-8 or other registration procedures so as to make the shares eligible for sale in the public market as soon as practicable after issuance.

This agreement shall be effective for the period of October 1996 through March 1997 and may be continued thereafter, modified or terminated by mutual agreement of ComTec and Smith.

Signed on the _ 28th _ day of March 1997 and effective and binding from the first day written above.


ComTec International, Inc.               Donald O. Smith

     s/s Donald G. Mack                    s/s Donald O. Smith
By: __________________                    ________________
Donald G. Mack, President                 Donald O. Smith

Exhibit 4.9                   The Novum Consulting Group LLC
                              4600 South Ulster Street, Suite 700
                              Denver, CO  80237
                              Telephone: (303) 804-3830
                              Facsimile:  (303) 986-6338
                              Email: novum@novum.com

                  THE NOVUM CONSULTING GROUP



July 23, 1996


Mr. Donald Mack, President and CEO
Mr. Mitchell Chi, Vice-President and COO
ComTec International, Inc.
10855 East Bethany Drive
Aurora, Colorado  80014

Gentlemen:

We appreciate the time both of you have spent with us last
Wednesday, July 17, 1966, and again today, to discuss ways in which we might assist ConTec International, Inc. (ComTec) in various financial and operating projects. This letter outlines the agreement we have reached concerning these services.

Novum Consulting Group, LLC (Novum) will provide the services of Kelsey T. Kennedy, CPA, as Chief Financial Officer for the company. This assistance will be limited to eight (8) hours per week and will include oversight of such tasks and responsibilities as may be assigned by Donald Mack and/or Mitchell Chi. These tasks will include but not be limited to:

  -  Assisting ComTec in the selecting and hiring a controller;

  -  Establishing Dun & Bradstreet, Moody's and S&P ratings;

  -  Assisting in the briefing of funding sources.

These and other projects may be staffed and performed in-house our out-sourced to Novum. All work out-sourced will be approved by Donald Mack or Mitchell Chi. Such projects may include but not be limited to:

Description                                    Estimated Duration
                                                          (Hours)

1.  Financial and operational review of JSP

      -  Lease relief for JSP and John Santucci

Knowledge is Power     ..........................................

Comtec International, Inc.                          July 23, 1996

Description                                    Estimated Duration
                                                          (Hours)

      -  Recommendations for accounting and
         operational consolidation with Comtec             40

1.  Management of the implementation of JSP
recommendations                                            40

2.  Review of the 10K and Preferred PPM                    16

3.  Script for brokers on ComTec and stock value           16

4.  Management of the 1996 year-end process

      -  10K

      -  Annual Meeting (need to discuss)

      -  Annual Report                                    160

5.  Financial and operational review of ComTec

      - Accounting and Operational recommendations for Comtec

      -  Implementation plan                               56

Novum will provide other project services staffed and directed by Novum as requested and approved by by Donald Mack or Mitchell Chi. These tasks will include but not be limited to:

1.  Development of a Strategic Plan

      -  Strategic focus of the company

      -  Market and market segments

      -  Technology

      -  Licenses and management of the licensing process

      -  Public policy issues and management

      -  The acquisition process

                 -  identification

                 -  terms

                 -  negotiation

                 -  closing

                 -  construction

Comtec International, Inc.                          July 23, 1996

Description                                    Estimated Duration
                                                          (Hours)

                 -  operational integration

      -  Management, organization and personnel growth

      -  Projected revenues and cash flow

      -  Capitalization and financing programs           200

2.  Acquisition program design, management,
    implementation and subsequent integration with
    ComTec.                                        Undefined

3. Creation and Management of a relationship with Holmes & Narver and/or an alternate resource, including:

      -  Discussions

      -  Negotiations

      - SMR build-out plans and market study for initial sites

Many benefits should accrue to ComTec as a result of these projects. These include:

      1.  Partnership with a strong multifaceted firm

      2.  Support for key projects

      3.  Positive stock price impacts

      4.  Improved prospects for financing(s)

      5.  Objective third-party business views on important issues

      6.  Senior management buffering and relief

Our fees for this work will be $180.00 per hour for Managing Director level project participants, $150.00 per hour for Managers, $120.00 for Senior Consultants and $90.00 per hour for staff. All fees paid for this engagement will be paid 60% in cash and 40% in stock. The stock portion will be restricted common stock, with registration rights, at the per share price tradingtoday less 10%. All invoices, both cash and stock, will be due and payable 30 days after invoice. A $7,000.00 retainer is due and payable when this engagement letter is signed by you. However, $3,000.00 will be paid at signing, and $1,200 will be paid in 30 days. The balance of the retainer will be paid in stock. The cash portion of all fees will be credited against the retainer.

ComTec International, Inc.                          July 23, 1996

If you have any questions concerning this letter, please call me.
We look forward to working with you on this important project.


Yours very truly,

s/Kelsey T. Kennedy

Kelsey T. Kennedy
Managing Director



Approved and accepted



By:  s/Mitchell B. Chi                        Date:  7/23/96

Title:  Chief Operating Officer

=================================================================
                        Dihle & Co., P.C.
  1720 Bellaire St, Ste 108 w Denver, CO 80222 w (303) 753-4520
=================================================================


May 14, 1997

ComTec International, Inc.
108555 East Bethany
Aurora, Colorado, 80014

RE:  Registration Statements on Form S-8 File No. 333-
     Under Securities Act of 1933    (Exhibit 5.1)

Gentlemen:

We are furnishing this opinion and consent with a view to our filing the same with the Securities and Exchange Commission (the "SEC") as an exhibit to a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the SEC on or about May 12, 1997.

The Registration Statement covers the registration of 2,919,205 shares (the "Shares") of common stock, .001 par value per share, of ComTec International, Inc., a New Mexico corporation for sale by certain employees and Consultants of ComTec International, Inc. described in the Registration Statement (the "Employee Shares").

We have examined such corporate records, employment contracts, consulting service contracts, certificates and other documents and matters of law as, in our opinion, are necessary or appropriate to enable us to express the opinion rendered hereby.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

This opinion is limited solely to the laws of the State of Colorado.

Based upon the foregoing we are of the opinion that all of the Offering Shares have been duly authorized and, as issued in accordance with the employment contracts filed therewith will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm in the prospectus included in the Registration Statement.

Sincerely,


Dihle & Co., P.C.

                                                               26